Free Writing Prospectus	Filed pursuant to Rule 433
(To the Preliminary Prospectus Supplement dated April 2, 2012)	Registration Statement No. 333-168532

The Hartford Financial Services Group, Inc.

$600,000,000

7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042

FINAL TERM SHEET

Dated April 2, 2012

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered 7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042 (the “Debentures”)

Specified Currency:	U.S. Dollars

Principal Amount:	$600,000,000

Trade Date:	April 2, 2012

Settlement Date (T+3):	April 5, 2012

Maturity Date:	April 15, 2042

Interest Rate During Fixed Rate Period:	7.875%, from the issue date to but excluding April 15, 2022

Interest Payment Dates During Fixed Rate Period:	Payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing July 15, 2012, to and including April 15, 2022 (long first coupon)

Day Count Convention During Fixed Rate Period:	30/360, unadjusted

Interest Rate During Floating Rate Period:	Three-month LIBOR, reset quarterly, plus 559.6 basis points commencing April 15, 2022 to the Maturity Date unless redeemed or repaid earlier

Interest Payment Dates During Floating Rate Period:	Payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing July 15, 2022 to the Maturity Date unless redeemed or repaid earlier

Day Count Convention During Floating Rate Period:	Actual/360, adjusted

Price to Public:	$25 per Debenture

Proceeds (after underwriting discount and before expenses) to Issuer:	$588,883,958 (98.147% of principal amount)

Optional Redemption:	Redeemable in whole at any time or in part from time to time on or after April 15, 2022, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to but excluding the redemption date.

Redemption After the Occurrence of a Tax Event or Rating Agency Event:	Redeemable in whole, but not in part, at any time prior to April 15, 2022 within 90 days of the occurrence of a tax event or rating agency event, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures being redeemed, or (ii) present value of the (a) outstanding principal (discounted from April 15, 2022 to but excluding the redemption date) and (b) remaining scheduled payments of interest that would have been payable from the redemption date to and including April 15, 2022 on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to but excluding the redemption date), discounted from their respective interest payment dates to but excluding the redemption date at a discount rate equal to the Treasury Rate plus a spread of 0.700%, in each case, plus accrued and unpaid interest to but excluding the redemption date.

Authorized Denominations:	$25 and integral multiples of $25 in excess thereof

CUSIP/ISIN:	416518504 / US4165185046

Joint Structuring Advisors and Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co.

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Credit Suisse Securities (USA) LLC UBS Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Junior Co-Managers:

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BNY Mellon Capital Markets, LLC

Lloyds Securities Inc.

PNC Capital Markets LLC

RBS Securities Inc.

SMBC Nikko Capital Markets Limited

The Williams Capital Group, L.P.

Proceeds (after underwriting discount and before expenses) of concurrent offering of 4.000% Senior Notes due 2017, 5.125% Senior Notes due 2022 and 6.625% Senior Notes due 2042:	$1,534,064,500

Long-term debt (on a carrying value basis) after giving effect to the offering of 7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042, the concurrent offering of 4.000% Senior Notes due 2017, 5.125% Senior Notes due 2022 and 6.625% Senior Notes due 2042, and the assumed repurchase of the 10% Fixed-To-Floating Rate Junior Subordinated Debentures due 2068:	$7.1 billion

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 877-858-5407, or by calling Goldman, Sachs & Co., toll-free at 866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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